UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2014 (September 15, 2014)

GRAY TELEVISION, INC.

(Exact name of registrant as specified in its charter)

Georgia (State of incorporation or organization)	1-13796 (Commission File Number)	58-0285030 (IRS Employer Identification No.)

4370 Peachtree Road, NE, Atlanta, GA 30319 (Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (404) 504-9828

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 15, 2014, Gray Television, Inc. (the “Company”) entered into the First Amendment and Incremental Facility Amendment (“Incremental Facility”) to the Company’s Second Amended and Restated Credit Agreement, dated as of June 13, 2014 (the “Credit Facility”), with Wells Fargo Bank, National Association, as Administrative Agent and the lenders party thereto. Pursuant to the Incremental Facility, the Company was provided an incremental term loan in an aggregate principal amount of $100.0 million. The incremental term loan constitutes an additional term loan, and has the same terms as the Company’s existing term loan, under the Credit Facility, including a June 13, 2021 maturity date and an interest rate of, at the option of the Company, either the Base Rate (as defined in the Credit Facility) plus 1.75%-2.0% or the London Interbank Offered Rate (“LIBOR”) plus 2.75%-3.0%, subject to a LIBOR floor of 0.75%, in each case based on a first lien leverage ratio test as set forth in the Credit Facility. Borrowings under the Incremental Facility currently bear interest at 3.75%. The Company is also required to make quarterly principal repayments equal to 0.25% of the outstanding principal amount of the incremental term loan.

Proceeds from borrowings under the incremental term loan were used to fund the cash purchase price to complete the acquisition of WJRT Acquisition, Inc. and WTVG Acquisition, Inc. (together, the “Targets”), to refinance existing indebtedness of the Targets, and to pay related fees and expenses, as well as for general corporate purposes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAY TELEVISION, INC.

Date: September 19, 2014	By:	/s/ James C. Ryan
James C. Ryan Senior Vice President and Chief Financial Officer